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                                                            EXHIBIT 10.19

                              CONSULTING AGREEMENT
                              --------------------

THIS AGREEMENT is made and dated for reference the first day of May, 1999.


                  DYNAMOTIVE TECHNOLOGIES CORPORATION
                  -----------------------------------
                  105-1700 West 75th Avenue,
                  Vancouver, British Columbia V6P 6G2

                                                              (the "Company")

AND

                  RUSHWIND LTD.
                  Nightingale House
                  Plantation Curzon Street,
                  London  W1Y 7PE


                                                            (the "Consultant")

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties hereto agree as follows:

                                     PART 1
                                   APPOINTMENT
                                   -----------

1.01 The Company appoints the Consultant and the Consultant accepts the appointment, to act as President & Chief Executive Officer ("Appointment") of the Company upon the terms and conditions of this Agreement and the Consultant agrees to diligently and faithfully carry out and perform its duties and obligations described in this Agreement.

                                     PART 2
                                TERM OF AGREEMENT
                                -----------------

2.01 This Agreement shall commence on the date first appearing in this Agreement and shall continue for two years ending on April 30, 2001.

                                     PART 3
                                    NO AGENCY
                                    ---------

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3.01 Except as specifically provided in this Agreement or authorized by the
Company in writing, the Consultant shall not be deemed to be the agent of the Company and shall not be authorized or entitled to contract on behalf of or bind the Company in any dealings with third parties with the exception that as President & CEO of the Company, the Consultant may enter into contracts or bind the Company within the authority granted to the President & CEO by the Board of Directors of the Company, from time to time.

                                     PART 4
                            DUTIES OF THE CONSULTANT
                            ------------------------

4.01 In consideration of the Consulting Fee, the Consultant agrees to carry out and perform the duties and responsibilities in respect to the Appointment that would normally be expected in an organization of the size and nature of the Company and such other services as the Company may from time to time require in connection with the services named herein.

As President & CEO, the Consultant will be responsible for all the affairs of the Company including the strategic direction, provison of appropriate resources, appropriate financial plans, budgets and controls, custody and efficient utilization of resources and keeping the Board and shareholders appropriately informed.

                                     PART 5
                                 CONSULTING FEE
                                 --------------

5.01 In consideration of the performance by the Consultant of its obligations under this Agreement, the Company shall pay to the Consultant a consulting fee in the amount of (pound)5,000 per month adjusted as follows:

       a) increase to (pound)6,500 per month upon completion of a further U.S. $1 million funding (in addition to U.S.$750,000 first tranche of private placement in progress) AND upon completion of financing for a BioOil demonstration project with a minimum feed capacity of 500 kg./hr.

       b) increase to (pound)8,000 per month upon completion of a further U.S. $1 million funding AND upon completion of financing for a second BioOil demonstration project with a minimum feed capacity of 1,000 kg./hr. or completion of a definitive agreement with an engine manufacturer (eg. credible worldwide such as Allied Signal) for a full scale fuel and engine testing program.

       In addition, the Consultant will be granted stock options--as set out in the Stock Option Agreement attached hereto--for the purchase of 500,000 common shares of the Company at U.S. $1.50 each for five years. The options may be exercised on the following basis:

       a)     200,000 upon execution of this agreement, and

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       b)     an additional 150,000 on the first anniversary of this agreement,
              and

       c)     the remaining 150,000 on the second anniversary of this agreement.

       In addition, the Consultant will be granted 300,000 stock appreciation rights: 200,000 ("SAR's") at an Initial Value per SAR of U.S. $.625 and 100,000 ("SAR's") at an Initial Value per SAR of U.S. $.40 with termination 5 years from date of issue. Vesting of the SAR's must take place either within the term of this contract or any extension or new contract for continuing employment or involvement in the Company at a senior management capacity. Vesting is subject to the following specific performance criteria:

             (a) 1/3 of all such issued SARs may only be redeemed upon the
                 Company achieving a Capitalized Stock Value of U.S. $30 million for a consistent twenty (20) day trading period; and

             (b) 1/3 of all such issued SARS may only be redeemed upon the
                 Company achieving a Capitalized Stock Value of U.S. $50 million for a consistent twenty (20) day trading period; and

             (c) 1/3 of all such issued SARS may only be redeemed upon the
                 Company achieving a Capitalized Stock Value of U.S. $100 million for a consistent twenty (20) day trading period.

        Upon the Company achieving each aggregate Capitalized Stock
        Value as set forth above, the Participant's corresponding SARs shall be fully vested ("Vested SARs") at all times until expiration, and the Participant shall be entitled to require the Company to redeem his SARs in accordance with the provisions of Section 7. Any dispute as to whether any of the above vesting benchmarks have been met shall be conclusively settled in the good faith determination of the Company's Board.

         All other terms and conditions shall apply as set out in the Stock Appreciation Rights Plan attached hereto.

                                     PART 6
                           EXPENSES AND DISBURSEMENTS
                           --------------------------

6.01 In addition to the Consulting Fee the Company shall pay to the Consultant within thirty (30) days after receipt by the Company of invoices therefor, the full amount of all reasonable expenses, disbursements and out-of-pocket costs incurred by the Consultant on behalf of the Company in performing its duties under this Agreement.

                                     PART 7
                             INDEPENDENT CONTRACTOR
                             ----------------------

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7.01 Nothing in this Agreement shall create an employment relationship between the Company and the Consultant and it is hereby understood and agreed that the Consultant is and will at all times be an independent contractor in respect to this Agreement.


                                     PART 8
                             ROBERT ANDREW KINGSTON
                             ----------------------

8.01 It is understood and agreed that the Company has entered into this Agreement with assurances and representations of the consultant that the particular talents of Robert Andrew Kingston will be available to the Company full time. In the event that Mr. Kingston shall become physically or mentally incapacitated for any reason whatsoever, shall leave the employ of or sell his interest in or resign his position with the Consultant, then the Company shall have the right to forthwith terminate this Agreement upon (30) days notice in writing to the Consultant.

                                     PART 9
                                 CONFIDENTIALITY
                                 ---------------

9.01 The Consultant shall not, either during the term of its appointment or at any time thereafter, disclose to any person, firm or corporation any information concerning the business or affairs of the Company which the Consultant may have acquired in the course of or incidental to its Appointment hereunder or otherwise, whether for its own benefit, or to the detriment, or intended or probable detriment, of the Company. Further, as part of the consideration in this agreement, the Consultant confirms and agrees with the obligations as set out in the Confidentiality and Restrictive Covenant Agreement attached hereto.

                                     PART 10
                                   TERMINATION
                                   -----------

10.01 Either party may give 30 days written notice of intention to terminate this Agreement, which shall terminate accordingly.

                                     PART 11
                              NO FURTHER OBLIGATION
                              ---------------------

11.01 Notwithstanding this Agreement and subject to sections 8.01 and 9.01, either party shall be free to develop other business opportunities and technology on its own or with other groups, partners, associates and consultants, without obligation to include the other party in such technology and projects.

                                     PART 12
                            TERMINATION UPON DEFAULT
                            ------------------------


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12.01 In addition to Parts 8, 9 and 10 the Company shall be entitled to terminate this Agreement upon ten (10) days notice in writing to the Consultant in the event that any of the following events of default have occurred:

         (a) the Consultant shall be in default in the observance or performance of any term or condition of this Agreement required to be done, observed or performed by the Consultant and the default continues for a period of thirty (30) days following receipt of written notice of such default from the Company;

         (b) an order shall be made or resolution passed or petition filed for the winding-up of the Consultant; and

         (c) the Consultant shall commit or threaten to commit any act of bankruptcy or shall become insolvent or shall make an assignment or proposal under the Bankruptcy Act or a general assignment in favour of its creditors, or if a bankruptcy petition shall be filed or presented against the Consultant.


                                     PART 13
                                     NOTICE
                                     -------

13.01 Any notice required to be given hereunder by any party shall be given or made in writing and either delivered personally or sent by registered mail, postage prepaid, addressed to the Company at:

                                    105-1700 West 75th Avenue,
                                    Vancouver, B.C.  V6P 6G2

or addressed to the Consultant at:

                                    Nightingale House
                                    Plantation Curzon Street,
                                    London  W1Y 7PE

or to such other address at which any of the parties hereto may from time to time notify the others in writing. The time of giving or making such notice shall be, if delivered, when delivered, and if mailed, then on the fifth (5th) business day after the day of mailing thereof.

                                     PART 14
                                    HEADINGS
                                    --------

14.01 The headings of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.


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                                     PART 15
                                 TIME OF ESSENCE
                                 ---------------

15.01 Time shall be of the essence of this Agreement.

                                     PART 16
                                    ENUREMENT
                                    ---------

16.01 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their permitted successors and assigns.

                                     PART 17
                                   ASSIGNMENT
                                   ----------

17.01 Neither party to this Agreement shall be entitled to assign its benefits, interests or obligations under this Agreement without the written consent of the other party hereto.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as set out below.

DYNAMOTIVE TECHNOLOGIES CORPORATION




Per: /s/ Richard Lin
     ------------------------------
       Authorized Signatory



ROBERT ANDREW KINGSTON



Per: /s/ Andrew Kingston
     ------------------------------
       Authorized Signatory